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                                                                    EXHIBIT 14.1

                                  EPIMMUNE INC.

                       CODE OF BUSINESS CONDUCT AND ETHICS

           ADOPTED BY THE BOARD OF DIRECTORS ON DECEMBER 9, 2003

INTRODUCTION

      We are committed to maintaining the highest standards of business conduct and ethics. This Code of Business Conduct and Ethics (this "CODE") reflects the business practices and principles of behavior behind that commitment. We expect every employee, officer and director to read and understand this Code and abide by it in the performance of his or her business responsibilities. Employees are also expected to ensure that all agents and contractors conform to Code standards when working for or on behalf of Epimmune Inc. ("EPIMMUNE"). In addition, any employee who makes an exemplary effort to implement and uphold our legal and ethical standards will be recognized for that effort in his or her performance review. In complying with this Code, you should consider not only your own conduct, but also that of your immediate family members, significant others and other persons who live in your household.

      Violations of this Code will not be tolerated. Any employee who violates the standards in the Code may be subject to disciplinary action, as described in this Code.

1.    HONEST AND ETHICAL CONDUCT

      Epimmune promotes high standards of integrity by conducting our affairs in an honest and ethical manner. The integrity and reputation of Epimmune depends on the honesty, fairness and integrity brought to the job by each person associated with us. Unyielding personal integrity is the foundation of our corporate integrity.

2.    LEGAL COMPLIANCE

      Disregard of the law will not be tolerated. Violation of domestic or foreign laws, rules and regulations may subject an individual, as well as Epimmune, to civil and/or criminal penalties. Your conduct and records, including emails, are subject to internal and external audits, and to discovery by third parties in the event of a government investigation or civil litigation. It is in everyone's best interests to know and comply with our legal and ethical obligations.

3.    CONFLICTS OF INTEREST

      You must avoid personal interests that conflict with interests of Epimmune, or that might influence or even appear to influence your judgment or actions in performing your duties. You should not have any business, financial or other relationship with collaborators, license partners, suppliers or competitors that might impair or even appear to impair the independence of Epimmune. We acknowledge that the non-employee members of our Board of Directors (the "BOARD") may have various business, financial, scientific or other relationships with existing or potential collaborators, license partners, supplier or competitors. Any actual or potential conflicts of interest relating to any of these relationships of our non-employee directors that have been or are disclosed


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to our Board shall not be considered violations of this Code and shall not otherwise require a waiver of any provisions of this Code. Notwithstanding the foregoing, if the Board affirmatively determines that any such relationship is inconsistent with the director's responsibilities, it shall so advise the director and the director shall terminate the relationship as promptly as practical.

4.    CORPORATE OPPORTUNITIES

      You may not take personal advantage of opportunities that are presented to you or discovered by you as a result of your position with us or through your use of corporate property or information, unless authorized by your supervisor, the Compliance Officer or the Audit Committee.

5. MAINTENANCE OF CORPORATE BOOKS, RECORDS, DOCUMENTS AND ACCOUNTS; FINANCIAL INTEGRITY; PUBLIC REPORTING

      Our corporate and business records should be completed accurately and honestly. Making any false or misleading entries, whether they relate to financial results or test results, is strictly prohibited. Our records serve as a basis for managing our business and are important in meeting our obligations to our collaborators, license partners, suppliers, employees and others with whom we do business. As a result, it is important that our books, records and accounts accurately and fairly reflect, in reasonable detail, our assets, liabilities, revenues, costs and expenses, as well as all transactions and changes in assets and liabilities. We require that no entry be made in our books and records that intentionally hides or disguises the nature or any transaction or of any of our liabilities, or misclassifies any transactions as to accounts or accounting periods.

      Employees who collect, provide or analyze information for or otherwise contribute in any way in preparing or verifying our internal reports, reports filed with the Securities and Exchange Commission or press releases issued by the Company should strive to ensure that our financial and other disclosure is timely, accurate and transparent and that our reports and press releases contain all of the information about Epimmune that would be important to enable stockholders and potential investors to assess the soundness and risks of our business and finances and the quality and integrity of our accounting and disclosures. Any employee who becomes aware of any departure from these standards has a responsibility to report his or her knowledge promptly to a supervisor, the Compliance Officer or our Chief Executive Officer.

6.    WAIVERS

      Any waiver of this Code for executive officers (including, where required by applicable laws, our principal executive officer, principal financial officer, principal accounting officer or controller (or persons performing similar functions)) or directors may be authorized only by our Board or a committee of the Board and will be disclosed to stockholders as required by applicable laws, rules and regulations.


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7.    COMPLIANCE STANDARDS AND PROCEDURES

      COMPLIANCE RESOURCES. We have established the position of Compliance Officer to oversee this program and he can address any of your questions or concerns. The Compliance Officer, our Chief Financial Officer, can be reached at
(858) 860-2553. You may also speak with your supervisor or our Chief Executive Officer.

      ETHICS HOTLINE. You may call 858-860-2557 (our Ethics Hotline) and leave a message if you wish to ask questions about Epimmune policy, seek guidance on specific situations or report violations of this Code. Our Compliance Officer will retrieve any messages left at least once a week. You may call the number anonymously if you prefer as it is not equipped with caller identification, although the Compliance Officer will be unable to obtain follow-up details from you that may be necessary to investigate the matter. Your telephonic contact with the Ethics Hotline will be kept strictly confidential to the extent reasonably possible within the objectives of this Code.

      CLARIFYING QUESTIONS AND CONCERNS; REPORTING POSSIBLE VIOLATIONS. If you encounter a situation or are considering a course of action and its appropriateness is unclear, discuss the matter promptly with your supervisor, the Compliance Officer or our Chief Executive Officer.

      OBLIGATION TO REPORT POSSIBLE VIOLATIONS. If you are aware of a suspected or actual violation of Code standards by others, you have a responsibility to report it.

      NO REPRISALS. We will take prompt disciplinary action against any employee who retaliates against you, up to and including termination of employment.

      CONFIDENTIALITY. Supervisors must promptly report any complaints or observations of Code violations to the Compliance Officer.

      DISCIPLINE. If the investigation indicates that a violation of this Code has probably occurred, we will take such action as we believe to be appropriate under the circumstances. If we determine that an employee is responsible for a Code violation, he or she will be subject to disciplinary action up to, and including, termination of employment and, in appropriate cases, civil action or referral for criminal prosecution. Appropriate action may also be taken to deter any future Code violations. Such disciplinary actions may also be taken (A) when an employee fails to report or withholds relevant information concerning a violation of such standards, laws or regulation, or (B) when there has been inadequate supervision or lack of diligence by a supervisor or manager in connection with a violation of such standards, laws, or regulations.


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